EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Lance, Inc.

We consent to incorporation by reference in Registration Statements No. 2-77150, No. 2-88540, No. 33-41866, No. 33-58839, No. 333-25539 and No. 333-35646 of Lance, Inc. on Form S-8 of our report dated January 29, 2003 relating to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 28, 2002 and December 29, 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 28, 2002. Our report refers to a change in the Company’s method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Charlotte, North Carolina February 21, 2003